Exhibit 10.1

EMPLOYMENT AGREEMENT

WHEREAS, Khoa D. Nguyen (the “Executive”) and Video Server, Inc. entered into an Employment Agreement (the “Agreement”) effective as of January 22, 1999;

WHEREAS, Ezenia! Inc., a Delaware corporation (the “Company”) is the successor to Video Server, Inc., the Executive is and has been employed by the Company and is currently the Company’s Chairman of the Board, President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to amend and restate the Agreement in its entirety effective as of November 9, 2007, to provide additional financial security and benefits to the Executive and to encourage the Executive to continue his employment with the Company.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS

1.                                      DUTIES AND SCOPE OF EMPLOYMENT.

1.1                                 POSITION. The Company shall employ the Executive in the position of Chairman, President and Chief Executive Officer, as such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate, subject to the other provisions of this Agreement. The Executive shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment. During the term of the Executive’s employment with the Company, the Executive shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities. The foregoing shall not prevent the Executive from a reasonable amount of service on the boards of directors of any entities, subject to the terms of any noncompetition obligations he may have to the Company from time to time, nor from engaging in academic, religious, charitable or other community or non-profit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement.

1.2.                              BASE COMPENSATION. The Company shall pay the Executive as compensation for his services a base salary at the annualized rate to be established by the Board of Directors. Such salary shall be paid periodically in accordance with normal Company payroll practices, except to the extent the Executive elected to defer salary in accordance with the terms of The Ezenia! Inc. Deferred Compensation Plan. The annualized compensation specified in this Section 1.2, as such compensation may be increased or (subject to the other provisions of this Agreement) decreased by the Board or the Compensation Committee of the Board, is referred to in this Agreement as “Base Compensation.”

1.3                                 ANNUAL INCENTIVE. Beginning with the Company’s current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Executive shall be eligible to receive additional cash compensation under the Company’s annual incentive plan (the “Annual Incentive Bonus”) based upon specific financial and/or other targets approved by the compensation committee of the Board. The Annual Incentive Bonus payable hereunder shall be payable in accordance with the Company’s normal practices and policies, except with respect to the Executive’s properly filed election to defer all or a portion of any such Annual Incentive Bonus in accordance with the terms of The Ezenia! Inc. Deferred Compensation Plan.

1.4                                 EXECUTIVE BENEFITS. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program. Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation or benefits to which the Executive is entitled under this Agreement.

1.5                                 LIFE INSURANCE BENEFITS. In addition to the benefits described in Section 1.4, the Company shall procure life insurance coverage on behalf of the Executive in the amount of $1.75 million, without any limitations or exclusions of such coverage in the event of the Executive’s death while on business travel. The life insurance policy shall be owned by either the Executive or a trust established by the Executive, and the Company shall have no interest in the policy. During the term of the Executive’s employment with the Company, the Company shall pay all premiums due on the policy until the policy is fully paid up. Benefits payable as a result of such coverage shall be paid in accordance with the terms and conditions of such life insurance policy. If prior to the date the premium is paid in full: (a) the Executive terminates employment, with or without a Change in Status, (b) the Company terminates the Executive’s employment without Cause, (c) the Executive becomes disabled under Section 5.5. below, or (d) a Change of Control occurs, subject to the provisions of Section 9.12, the Company shall pay the remaining balance of the premium within 30 days of such date.

1.6                                 EMPLOYMENT RELATIONSHIP. The Executive’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time and for any reason. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than (i) payment of amounts earned or accrued as of the date of termination of employment, (ii) as provided by this Agreement or required by law, or (iii) as may otherwise be available in accordance with the Company’s established employee plans and policies (including any deferred compensation plans) at the time of termination.

1.7                                 TERMINATION NOTICE. The Company may terminate the Executive’s employment with or without Cause effective immediately upon a vote of the Board of Directors and written notice to the Executive.

2.                                      TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR CHANGE IN STATUS — SEVERANCE BENEFITS.

2.1                                 SEVERANCE BENEFITS. In the event the Executive is terminated by the Company without Cause or the Executive resigns his employment on account of a Change in Status, the Company shall provide the Executive with severance benefits in an amount equal to two times (1) the highest annual salary in effect with respect to the Executive during the twelve-month period immediately preceding the date of the termination, and (2) the Executive’s current targeted Annual Incentive Bonus (provided that if no Annual Incentive Bonus is then in effect with regard to the Executive, then the highest Annual Incentive Bonus or other aggregate bonus(es) actually paid to the Executive in any of the three preceding fiscal years of the Company) (“Severance Benefits”). An amount equal to one-twenty-fourth of the Severance Benefits shall be payable to the Executive on a monthly basis until the earlier of (i) the date 24 months after the date of termination, or (ii) the date the Executive commences substantially full-time employment with another company or organization (the “Severance Period”).

2.2                                 STOCK OPTIONS AND OTHER BENEFITS.

(a)                                  In the event the Executive is terminated by the Company without Cause or the Executive resigns his employment on account of a Change in Status, all Options and Restricted Stock Awards held by the Executive under the Company’s Stock Option Plans (as defined below in Section 5) shall become fully vested, notwithstanding any terms in the Company’s Stock Option Plans to the contrary. The Executive shall also continue to be provided with Company’s employee medical and dental insurance as is in effect during the Severance Period. Subject to subsection (b) and following the Severance Period, the Executive and his Spouse shall receive extended medical coverage for life, with such coverage equivalent to the coverage they would have been entitled to under such medical insurance plans if Executive had continued to be employed during such period; provided, however, in the event that such coverage cannot be provided, in whole or in part, to the Executive or his Spouse, as a non-employee subsequent to termination of employment, the Company shall instead contribute an amount to the Executive’s privately obtained benefits with comparable coverage for him and his Spouse such that the Executive is not required to pay any more for such benefits than the Executive was required to pay immediately preceding the date of termination.

(b)                                 During the Severance Period, the Executive shall be covered under the Company’s short-term and long-term disability and life insurance plans but shall not be entitled to make future deferrals to the Company’s 401(k) Plan or nonqualified Deferred Compensation Plan and shall not accrue any further vacation time.

(c)                                  Notwithstanding the provisions of subsection (a) or (b), if the provision of any benefits covered by subsection (a) or (b) would trigger the 20% excise tax and interest penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the benefit(s) that would trigger such tax and interest penalties shall not be provided (the “Excluded Benefits”), and in lieu of the Excluded Benefits, the Company shall provide the Executive with a lump sum cash amount equal to the cost to the Company of providing the

Excluded Benefits. Such lump sum payment shall be paid as soon as practicable, but no earlier than six months after the Executive’s “separation from service” within the meaning of Section 409A of the Code.

2.3                                 RELEASE. All severance payments due to the Executive under this Agreement shall be conditioned upon and are in consideration of (a) the execution by the Executive of a full Release in a form reasonably prescribed by the Company (the “Release”), releasing the Company and its officers, directors, employees and advisors from any and all liability to and including the date of the Termination Notice or Change in Status, save only for claims for breach of this Agreement and (b) the Executive not committing any act of Misconduct (as defined below in Section 5) during the Severance Period. The Executive shall execute the release within 45 days after termination of employment and if the Executive does not revoke within the permitted revocation period, subject to the provisions of Section 9.12, the severance payments shall commence on the payroll date following the end of the revocation period, but such first payment shall also include any amount that would have been due from the date of termination to the date of such payment.

3.                                      TERMINATION OR DISABILITY

3.1                                 VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. If the Executive voluntarily resigns from the Company (other than following a Change in Status), or if the Company terminates the Executive’s employment for Cause, then the Executive shall not be entitled to receive severance or other benefits except for (a) payment of amounts earned or accrued as of the date of termination of employment, (b) as required by law, or (c) those (if any) as may then be established under the Company’s then existing severance and benefits plans and policies (including any deferred compensation plans) at the time of such resignation or termination.

3.2                                 DISABILITY.

(a)                                  In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of the Executive’s Disability as defined in Section 5.5 below, then the Company shall make payment to the Executive of (A) his earned but unpaid Base Compensation as of the date of his termination of employment, (B) benefits to which he is entitled pursuant to the terms of all applicable employee benefit plans and programs and compensation plans and programs as of the date of his termination of his employment, and (C) the provision of such other benefits, if any, to which he is entitled as a former employee pursuant to the terms of the Company’s employee benefit plans and programs and compensation plans and programs. All such payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages or pursuant to the terms of the relevant benefit plan but in no event later than 30 days after the Executive’s termination of employment.

(b)                                 Prior to the Executive’s employment being terminated due to Disability, the Executive shall continue to receive his full Base Compensation, bonuses and other benefits to which he is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

(c)                                  At the time the Executive’s employment is terminated due to Disability, the Executive shall become entitled to receive the Disability payments that may be available under any applicable short-term disability plan, long-term disability plan or other benefit plan. Such Disability payments shall be equal, on an annualized basis, to at least 65% of the Executive’s Base Compensation as of the date of his Disability.

(d)                                 Subject to the provisions of Section 2.2(c), following the date the Executive’s employment is terminated due to Disability, the Executive and his Spouse shall be entitled to health and welfare benefits coverage for life (including hospitalization, major medical and dental), with such coverage equivalent to the coverage they would have been entitled to under such benefit plans if the Executive had continued to be employed during such period; provided, however, in the event that such coverage cannot be provided, in whole or in part, to the Executive or his Spouse, as a non-employee subsequent to termination of the Executive’s employment, the Company shall instead contribute an amount to the Executive’s privately obtained benefits with comparable coverage for him and his Spouse such that the Executive is not required to pay any more for such benefits than the Executive was required to pay immediately preceding the date of termination.

3.3                                 DEATH  In the event that the Executive’s employment with the Company terminates on account of his death prior to his termination of employment without Cause or Change in Status, the Company shall make a lump sum payment to the Executive’s Spouse in an amount equal to what would be payable under Section 2.1 had the Executive been terminated without Cause. Such payment shall be paid within 15 days of the date of the Executive’s death. In the event the Executive’s Spouse predeceases the Executive, such payments shall be made to the Executive’s designated beneficiaries.

4.                                      CHANGE OF CONTROL.

4.1                                 SEVERANCE PAYMENTS; BENEFITS.

(a)                                  If the Company terminates the Executive other than for Cause either in anticipation of or as required to accomplish a Change of Control or within 24 months after a Change of Control or the Executive resigns on account of a Change in Status within 24 months after a Change of Control, the Executive shall be entitled to receive a severance payment equal to four times the sum of (i) the Executive’s Base Compensation for the Company’s fiscal year then in effect or if greater, the Executive’s Base Compensation for the Company’s fiscal year immediately preceding the year in which the Termination occurs, plus (ii) the Executive’s Annual Target Incentive for the fiscal year then in effect (or, if no Target Incentive is in effect for such year, then the highest Annual Incentive Bonus or other aggregate bonus(es) actually paid to the Executive in any of the three (3) preceding fiscal years); provided, however, that a signed Release must be received by the Company from the Executive prior to and as a condition of receiving a severance payment. Any severance payments to which the Executive is entitled pursuant to this Section 4.1 shall be paid to the Executive (or to the Executive’s estate or beneficiary in the event of the Executive’s death) in a lump sum at the time provided in Section 2.3 hereof. The payments provided by this section shall be in lieu of any payments to which the Executive would otherwise be entitled under Section 2.1.

(b)                                 Subject to the provisions of Section 2.2(c), following a termination described in Section 4.1(a), the Executive and his Spouse shall be entitled to health and welfare benefits coverage for life (including hospitalization, major medical and dental), with such coverage equivalent to the coverage they would have been entitled to under such benefit plans if Executive had continued to be employed during such period; provided, however, in the event that such coverage cannot be provided, in whole or in part, to the Executive or his Spouse, as a non-employee subsequent to termination of the Executive’s employment, the Company shall instead contribute an amount to the Executive’s privately obtained benefits with comparable coverage for him and his Spouse such that the Executive is not required to pay any more for such benefits than the Executive was required to pay immediately preceding the date of termination.

4.2                                 OPTION ACCELERATION. Effective upon a Change of Control (as defined below in Section 5) of the Company, all Options and Restricted Stock Awards granted to the Executive and then outstanding under any Stock Option Plan (as defined below in Section 5) of the Company shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options; and the Company and the Executive hereby agree that such Option agreements and Restricted Stock Awards are hereby and will be deemed amended to give effect to this provision.

4.3                                 TAXES.

(a)                                  The Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to a Change of Control, determine and notify the Executive (with reasonable detail regarding the basis for its determination) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change of Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Code by the Executive with respect to such Contingent Compensation Payment, and (iii) the amount of Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Company and the Executive cannot agree on the proper determination of the foregoing characterizations, amounts or payments, then the parties shall submit the matter to binding arbitration to be heard by a single arbitrator, who shall be a Certified Public Accountant and who shall be agreeable to both parties. Upon each Contingent

Compensation Payment to the Executive, the Company shall pay to the taxing authorities as withholding taxes on behalf of the Executive the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 4.3(a).

(b)                                 For purposes of this Section 4.3, the following terms shall have the following respective meanings:

(i)                                     “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or supplied (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change of Control of the Company.

(ii)                                  “Gross-Up Payment” shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment, and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable employment taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

4.4                                 EXERCISE OF STOCK OPTIONS; PAYMENT OF REQUIRED TAXES. Following a Change of Control, the Executive may take any or all of the following actions; provided, however, that the Executive shall not take any such action if the Company reasonably requests that he not do so, in order for the Company to comply with or receive favorable treatment under legal or accounting requirements:

(a)                                  pay any portion of the exercise price of any Options and/or satisfy any tax withholding with respect to either the exercise of Options or the vesting of Restricted Stock Awards by:

(i)                                     delivering to the Company outstanding shares of common stock of the Company, valued at the closing price of a share of such stock on the last trading day preceding the date of delivery (the “Market Price”); and/or

(ii)                                  authorizing the Company to withhold from issuance pursuant to the exercise of any such Option or vesting of Restricted Stock a number of shares of common stock otherwise issuable that, when multiplied by the Market Price of the common stock, is equal to the aggregate exercise price being paid and/or tax being withheld (and such withheld shares shall no longer be issuable under the applicable Option or Restricted Stock Award); and

(b)                                 to the extent not prohibited by the Sarbanes-Oxley Act of 2002, require the Company to extend to the Executive a loan to cover the exercise price of any or all of his Options, in which case the Company shall receive (1) a security interest in the shares issued upon exercise of such Options, and (2) full recourse to the maker, to secure payment of such loan. The loan shall bear interest at an agreed-upon market rate, and shall be due and payable in full no later than thirty days after the latest date that the Executive must hold such shares in order (i) to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) to comply, at the Company’s reasonable request, with any other legal or accounting regulations or requirements.

4.5                                 SHORT-TERM AND LONG-TERM DISABILITY BENEFITS.

(a)                                  During the term of the Executive’s employment, the Company shall provide the Executive with short-term and long-term disability insurance coverage equal to at least 65% of Executive’s Base Compensation, as determined on an annual basis. Income replacement benefits payable as a result of such coverage shall be paid in accordance with the terms and conditions of such disability policies.

(b)                                 In the event the Executive becomes Disabled while employed by the Company, the Executive shall be entitled to receive income replacement benefits under the Company’s short-term and long-term disability insurance plans in an amount equal to at least 65% of Executive’s Base Compensation as determined on an annual basis. Such benefits shall be paid in accordance with the terms and conditions of such disability policies.

5.                                      DEFINITION OF TERMS.

5.1                                 CHANGE IN STATUS. A “Change in Status” of the Executive shall mean the occurrence, without the Executive’s written consent, of any of the following circumstances (unless such circumstances constitute an isolated, insubstantial and inadvertent action not taken in bad faith and are promptly and fully remedied by the Company after receipt of notice thereof by the Executive): (a) any diminution or change in a manner adverse to the Executive of (i) his title, office or position with the Company, (ii) his salary, bonus, or other benefits, or (iii) his duties, responsibilities or employment condition, (b) any breach of this Agreement, including without limitation, the failure by the Company to pay to the Executive any portion of his compensation or other benefits, (c) the Company’s requiring the Executive to be based at any office or location more than 35 miles from the Company’s current main office or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately before the date of this Agreement, or (d) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

5.2                                 CAUSE. “Cause” shall mean (a) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (b) conviction of a felony that is injurious to the Company, (c) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (d) continued violations by the Executive of the Executive’s obligations under Section 1 of this Agreement that are demonstrably willful and deliberate on the Executive’s part (and not resulting from any condition that constitutes, or with the passage of time would constitute, a Disability (as defined below)) after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the

Company’s belief that the Executive has not substantially performed his duties, in each case as determined by the Company’s Board.

5.3                                 CHANGE OF CONTROL. “Change of Control” shall mean the occurrence of any of the following events:

(a)                                  Any transaction or series of transactions, as a result of which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) (other than (i) the Company, (ii) a person that directly or indirectly controls the Company on the date of this Agreement, (iii) a person that is controlled by or is under common control with the Company, or (iv) any one or more employee benefit plans or related trusts established for the benefit of the employees of the Company or any affiliate of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b)                                 A change in the composition of the Board of Directors of the Company occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination; or

(c)                                  The consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the sale or disposition by the Company of all or substantially all the Company’s assets.

5.4                                 DISABILITY. “Disability” shall be deemed to have occurred after the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental injury or disease that prevents the Executive from engaging in substantially all of his duties. The existence of such physical or mental injury or disease shall be determined by a physician selected by the Company and or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Nothing contained herein shall preclude the Company from appointing or employing any other person to carry out the duties and responsibilities of the Executive.

5.5                                 STOCK OPTION PLAN. A “Stock Option Plan” of the Company shall mean any stock option or equity compensation plan of the Company in effect at any time, including without limitation the VideoServer Inc. Amended and Restated 1991 Stock Incentive Plan and any successor plans adopted by the Company. The terms “Option” and “Restricted Stock Award” shall have the meanings ascribed to them in any such Stock Option Plan.

5.6                                 MISCONDUCT. “Misconduct” shall mean material conduct on the part of the Executive that is inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Executive’s employment for which criminal or civil penalties against the Executive may be sought, (ii) willful violation of the Company’s written policies, (iii) conduct that violates the provisions of Section 6.2 or 6.4; or (iv) disparagement, defamation or slander of the Company.

6.                                      CONFIDENTIAL INFORMATION, NONCOMPETITION AND COOPERATION.

6.1                                 CONFIDENTIAL INFORMATION. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6.2.

6.2                                 CONFIDENTIALITY. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

6.3                                 DOCUMENTS, RECORDS, ETC. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

6.4                                 NONCOMPETITION AND NONSOLICITATION. During the term of his employment and for five (5) years thereafter, the Executive (i) will not, directly or indirectly,

whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 6.4 are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in North America which is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

6.5                                 LITIGATION AND REGULATORY COOPERATION. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6.5.

6.6                                 INJUNCTION. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9.11 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

7.                                      SUCCESSORS.

7.1                                 COMPANY’S SUCCESSORS. The Company shall cause any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets to assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor.

7.2                                 EXECUTIVE’S SUCCESSORS. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

8.                                      NOTICE.

8.1                                 GENERAL. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or two business days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8.2                                 NOTICE OF TERMINATION OR CHANGE IN STATUS. Any Change of Control, Termination by the Company or any claim by the Executive of a Change in Status shall be communicated by a notice to the other party hereto given in accordance with Section 8.1 of this Agreement. Such notice shall indicate the specific provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a Change of Control, termination or Change in Status under the provision so indicated, and shall specify the date of the Change of Control or the date on which the Executive shall be terminated or on which the Change in Status occurred. The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a Change of Control, Cause or Change in Status shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing its rights hereunder.

9.                                      MISCELLANEOUS PROVISIONS.

9.1                                 INDEMNIFICATION AND INSURANCE.

(a)                                  Notwithstanding any change in the Company’s certificate of incorporation or bylaws, during the employment period and for a period of six years thereafter, the Company shall use its reasonable best efforts to cause the Executive to be covered by and named an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company.

(b)                                 Notwithstanding any change in the Company’s certificate of incorporation or bylaws, during the employment period and for a period of six years thereafter, the Company shall indemnify the Executive and hold him harmless, at a minimum in accordance with the provisions in effect as of the date of this Agreement in the Company’s certificate of incorporation and bylaws, but subject in all cases to any limitations under applicable law, against any losses, claims, damages, liabilities, costs, expenses (including advancing from time to time his attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation whether civil, criminal or administrative, in which the Executive is, or is threatened to be, made a party by reason of being or having been a director of the Company or, in connection with the administration of his official duties as assigned to him by the Board of Directors from time to time, as an officer of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent. The Executive hereby undertakes to repay any and all attorney’s fees and expenses paid to the Executive in advance by the Company if it is finally determined by a court of competent jurisdiction that the Executive is not entitled to indemnification hereunder with respect to such fees and expenses.

9.2                                 NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source, other than as provided specifically in Section 2.1.

9.3                                 WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

9.4                                 WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. The foregoing, notwithstanding this Agreement, is unrelated to and shall have no effect upon any deferred compensation agreement or program in effect regarding the Executive. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that if the Company determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidelines, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Company may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

9.5                                 CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of laws principles.

9.6                                 SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.7                                 NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9.7 shall be void.

9.8                                 EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

9.9                                 NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS. The termination of the Executive’s employment, whether by the Executive or by the Company, shall have no effect on the vested rights of the Executive under the Company’s qualified or non-qualified retirement, pension, savings or stock-bonus plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

9.10                           SOURCE OF PAYMENTS. It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company except to the extent payments are made otherwise pursuant to the terms of health and welfare or other benefit plans.

9.11                           ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be submitted to and finally settled by arbitration in accordance with the Employment Dispute Resolution Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect before a panel of three arbitrators selected by the Company. Arbitration shall occur in New Hampshire or such other location as may be mutually agreed to by the parties.

The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United Sates Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party many make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved. This Section 9.11 shall be specifically enforceable.

9.12                           SECTION 409A SAVINGS CLAUSE. This Agreement is intended to comply with the provisions of 409A of the Code. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. To the extent necessary to avoid adverse tax consequences under Section 409A, if the Executive is a Specified Employee, any benefit hereunder otherwise payable upon the Executive’s separation from service shall be delayed until the seventh month following the date the Executive separates from service with the Company, or, if earlier, the date the Executive dies. The first payment shall include amounts that would otherwise have been payable during the delayed period but for the operation of this Section 9.12. “Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. Notwithstanding the preceding, the Company makes no representations regarding the tax consequences of compensation or benefits payable under this Agreement and the Executive is responsible for all such tax consequences other than the Company’s share of employment taxes.

9.13                           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, this 9th day of November, 2007.

Ezenia! Inc.

Khoa D. Nguyen

By:	/s/ Roger Tuttle	/s/ Khoa D. Nguyen
	Roger Tuttle	Khoa D. Nguyen
Its:	Chief Financial Officer